UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/21/2008

ABX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2008, the Board of Directors of ABX Holdings, Inc., a Delaware corporation (the "Company"), appointed Mr. Jeffrey A. Dominick, age 43, as a Class I Director to the Board to fill the vacancy created by the death of Mr. Frederick R. Reed. Mr. Dominick's term will expire in 2010. Mr. Dominick will serve on the Nominating and Governance Committee and the Audit Committee.

Since 2006, Mr. Dominick has served as Managing Director with MassMutual Capital Partners, a private equity investment subsidiary that is part of the MassMutual Financial Group of Companies. Prior to being one of the founding Partners of MassMutual Capital in 2006, Mr. Dominick worked in Private Debt and Equity financing for Babson Capital Management, which is the asset management subsidiary for the MassMutual Financial Group, from 2002 through 2006. In this role, Mr. Dominick specialized in investing in airline and aircraft related transactions, with a focus as well in the transportation and logistics industries.

On December 31, 2007, the Company acquired Cargo Holdings International, Inc. ("Cargo"). Pursuant to the Stock Purchase Agreement among the Company, CHI Acquisition Corp., Cargo and certain significant shareholders of Cargo (including various MassMutual entities), the Company agreed to nominate for election to the Company's board of directors a candidate selected by the significant shareholders. Per this agreement, Mr. Dominick would have been nominated for election at the Company's next annual meeting of stockholders; however, due to the existing vacancy, the Board chose to appoint Mr. Dominick prior to the meeting.

Item 7.01.    Regulation FD Disclosure

On February, 27, 2008, ABX Holdings, Inc. announced that its Board of Directors had appointed Mr. Dominick to the Board. A copy of the release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit No.
    Description
99.1   Press release issued by ABX Holdings, Inc. on February 27, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX HOLDINGS, INC.

Date: February 27, 2008	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	ABX Holdings Elects Dominick to Board of Directors